Exhibit 10.4

Non-binding translation — for your convenience only

Agreement

relating to a Guarantee Facility

Between

Coperion GmbH

Theodorstrasse 10

70469 Stuttgart

- hereinafter referred to as the “Customer “ -

and

Commerzbank Aktiengesellschaft

Kaiserstr. 16

60311 Frankfurt am Main

- hereinafter referred to as the “Bank“ -

the following Agreement relating to a Guarantee Facility (“Guarantee Facility Agreement”) is made:

1.                          Amount of the guarantee facility

1.1                    The Bank makes available to the Customer a guarantee facility in the amount of EUR 50,000,000.00

(in words: euro fifty million)

under which the Bank assumes sureties, guarantees and standby letters of credit (“Guarantees”) in favour of third parties on the Customer’s instruction according to the following regulations.

2.                           Utilisation

2.1                    The guarantee facility may be utilised by the Customer for guarantees in the euro and in freely convertible foreign currencies. Guarantees as loan security may not be utilised. The amount of utilisations shall not exceed the amount of the granted guarantee facility at any time. The Customer will ensure iself that the guarantee facility is not exceeded.

The Bank reserves the right to refuse the issue of a guarantee in a specific case on account of the risks which may arise from the wording thereof and/or the person of the beneficiary and/or the term and/or the underlying transaction.

2.2                  If the guarantee facility is exceeded due to exchange rate fluctuations, the Customer shall be obliged to reduce the utilisation immediately so that the guarantee facility is no longer exceeded. If this is not immediately possible, the Customer shall provide cash security to the Bank in the amount by which the guarantee facility is exceeded.

To determine whether the guarantee facility is exceeded due to exchange rate fluctuations, the EUR countervalue of the utilisations in foreign currency is calculated on the basis of the mean rate of exchange applicable on the date of determination. The mean rate of exchange is the rate fixed by the Bank as the middle rate between the buying and the selling rate for the respective foreign currency against the euro at 1 p.m. local time in Frankfurt am Main on each banking day and which is then published on its Internet pages under www.commerzbank.de,

A banking day shall be any day (other than a Saturday and Sunday) on which commercial banks in Frankfurt am Main are open for business.

3.                           Fees

3.1                  Currently and until further notice, the Bank charges a guarantee fee of 1.20 % p.a. on the nominal amount of the guarantee, at least EUR 50.00. If the guarantee provided by the Bank includes interest and costs on the guaranteed amount, the Bank may agree with the Customer a surcharge on the nominal amount of the guarantee for the calculation of the guarantee fee. In that case, the guarantee fee is calculated on the basis of the nominal amount of the guarantee, increased by the surcharge. If an agreement on the surcharge cannot be reached, the Bank may refuse the issue of the guarantee.

In addition, the Bank charges the following fees:

A: Guarantees for domestic beneficiaries:

Execution of guarantee document (with standard text provided by the Bank)	EUR 50.00

On giving an instruction to issue a guarantee on the basis of an individually specified text for the execution of the guarantee document, the Bank may demand a higher fee than that charged for standard texts provided by the Bank. If an agreement cannot be reached, the Bank shall not be obliged to issue the guarantee.

Amendment of guarantees	EUR 50.00

For the issue of guarantees with foreign beneficiaries, the Bank may demand higher fees than the above-mentioned fees. If an agreement cannot be reached, the Bank shall not be obliged to issue the guarantee.

The guarantee fee for each guarantee shall always be payable quarterly in advance on the last day of the previous quarter. The Bank charges the Customer the fee for the current remaining quarter on assumption of the guarantee.

3.2                   Commitment fee

3.2.1         From the date of effectiveness of the Agreement, the Customer and the Bank agree a commitment fee at the rate of 0.20 % p.a. on the undrawn balance of the credit facility. The commitment fee shall be due for payment and is to be paid by the Customer monthly in arrears, always on the last day of each calendar month.

3.2.2        Unless otherwise agreed, interest and fees determined on a pro-rata-temporis basis shall be calculated on the basis of the international interest method, ie. the actual number of calendar days elapsed during the calculation period divided by 360 interest days per year shall be applicable.

3.3                  The Bank may debit the interest and fees payable under this clause 3 to any current account of the Customer maintained with the Bank.

4.                           Term / discharge from obligations / reimbursement of expenses

4.1                    The guarantee facility is extended until further notice.

4.2                    The Customer shall release the Bank at the end of the term of the guarantee facility from the obligations under any guarantees still outstanding. If the Customer fails to comply with its obligation to discharge the Bank within a reasonable period set by the Bank, the Customer shall be obliged to pay a money amount to the Bank in the amount and currency of the guarantee exposures as security for the Bank’s claim to reimbursement of expenses. From the time of receipt of the money money by the Bank in the account specified by the Bank for this purpose, the Customer shall no longer be obliged to pay a guarantee fee. Instead of providing security by payment of a money amount, the Customer may also furnish the Bank with a bank guarantee by a bank with registered office in a OECD country acceptable to the Bank. If such a guarantee is issued, the guarantee fee will be reduced to 0.80%.

5.                           Security / obligations of shareholders

5.1                  The Bank shall receive the following security from third parties:

•                  Guarantee by Hillenbrand Inc., One Batesville Blvd.,
Batesville, Indiana, USA 47006, in the amount of EUR 50,000,000.00, according to the Annex.

6.                           Disclosure of financial situation / reporting/ release from the Bank’s duty of secrecy

6.1                    The Customer shall be obliged to inform the Bank on its financial situation and that of its associated companies, if any, as well as of the guarantor Hillenbrand Inc. on a timely basis and submit to the Bank the following documents within the below-mentioned periods in each case without special request:

•                        immediately on completion, but nine months after the end of the respective financial year at the latest

•          its financial statements and management report,

•          consolidated financial statements/consolidated management report/
consolidated audit report of Hillenbrand Inc.

each signed in a legally binding manner and in audited form.

•                       the audit report by its auditors and the auditors of Hillenbrand Inc., provided that it is required to be prepared according to the statutory regulations or is prepared on a voluntary basis.

•                       its quarterly reports and those of Hillenbrand Inc., including balance sheets and income statements, in each case without special request and immediately, but 45 days after the end of each quarter at the latest,

•                       at the Bank’s request, any documents additionally required pursuant to § 18 KWG [German Banking Act] and any other provisions and regulations issued by the competent supervisory authorities as well as further documents containing information on its economic situation and that of Hillenbrand Inc.

7.                          Termination for cause without notice (Kündigung aus wichtigem Grund)

In addition to the rights of termination to which the Bank is entitled subject to its General Business Conditions and the statutory regulations, the Bank may terminate the Guarantee Facility Agreement and any individual transactions concluded thereunder for cause without notice if the Customer fails to comply with its contractual obligations concerning the submission of documents on its financial situation or that of a guarantor.

8.                           Transfer clause

8.1                    In the event that the Bank uses its right

(a)              to assign or pledge the claims due to it under the Guarantee Facility Agreement as well as the individual transactions made thereunder — if applicable, including any pertaining security — to third parties in full or part, or

(b)              to insure the economic risk of lending with third parties or transfer it to third parties in full or in part (e.g. by means of credit derivatives, asset-backed securities transactions or loan subparticipations), the Customer shall release the Bank from its duty of secrecy within the scope required according to the regulations in the following paragraphs.

8.2                    A third party may be a member of the European System of Central Banks (e.g. Deutsche Bundesbank), a promotional bank (e.g. Reconstruction Loan Corporation or EIB European Investment Bank), a credit institution, financial services institution, finance company, insurance company, company pension system, pension fund, investment company or an institutional investor.

The Bank is authorised to pass on the information required for assigning claims or transferring the economic risk of lending to the respective third party as well as to such persons involved in the transfer for technical or legal reasons, e.g. rating agencies or auditors. Prior to passing on the information, the Bank shall bind such third party and the other above-mentioned persons to secrecy by means of a confidentiality agreement on all data concerning the Customer and the guarantors, if any, unless such obligation already exists by virtue of statutory or professional regulations.

8.3                    In the event of a transfer or pledge of claims to Deutsche Bundesbank, the Customer shall provide annual financial statements and/or information on its own financial situation at the latter’s request.

9.                           Conditions precedent

The guarantee facility may be utilised by the Customer provided the Guarantee Facility Agreement has been duly entered into according to clause 10, no events of default have occurred, the Customer has complied with its contractual obligations to provide security, and the following conditions precedent are complied with in addition:

•                    submission of a legal opinion by a US law firm confirming the effectiveness and enforceability of the guarantee by Hillenbrand Inc.

•                    Board Resolution of Hillenbrand Inc. in connection with the assumption of the guarantee

•                    Certificate of Incorporation of Hillenbrand Inc.

•                    Articles and bylaws of Hillenbrand Inc.

•                    Certificate of Good Standing of Hillenbrand Inc.

Unless the stated conditions precedent are complied with by December 30, 2012, the Bank’s obligations under this Guarantee Facility Agreement shall expire.

10.                  Effectiveness of Agreement

10.1             The Guarantee Facility Agreement shall come into full force and effect, as soon as the following conditions are complied with:

•                receipt by the Bank of the original of the Agreement countersigned by the Customer in a legally binding manner.

11.                    Severability

Should any of the above provisions be legally invalid or unenforceable in whole or in part, the other provisions hereof shall remain in force.

12.                    Statute of Limitation

With the exception of claims for damages, the Bank’s claims under this Guarantee Facility Agreement shall become statute-barred after five years only. The five-year term shall start at the end of the year in which the claim became due.

13.                    Obligation of the Bank to maintain its loan offer

The Bank will consider itself bound to the offer made by this Agreement until December 7, 2012.

14.                    Application of the Bank’s General Business Conditions

In addition the Bank’s General Business Conditions and the Bank’s Conditions for Guarantee Business shall apply which are enclosed with this Agreement.

Stuttgart,

(Place, date)	(Commerzbank Aktiengesellschaft)

Stuttgart,

(Place, date)	(Coperion GmbH)